Exhibit 99.1

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

CHESAPEAKE LODGING TRUST AMENDS

REVOLVING CREDIT FACILITY

ANNAPOLIS, MD, October 17, 2011 – Chesapeake Lodging Trust (NYSE:CHSP) announced today that it has amended its credit agreement providing for a three-year secured revolving credit facility with a syndicate of banks led by Wells Fargo Bank, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and Deutsche Bank Securities Inc., as documentation agent. The amended credit agreement increases the maximum amounts the Trust may borrow from $150.0 million to $200.0 million, and also provides for the possibility of further future increases, up to a maximum of $300.0 million, in accordance with the terms of the amended credit agreement. The amount that the Trust can borrow under the revolving credit facility is based on the value of the Trust’s hotels included in the borrowing base, as defined in the credit agreement. The interest rate for borrowings under the new revolving credit facility was reduced to LIBOR, plus 2.75% - 3.75% (the spread over LIBOR based on the Trust’s consolidated leverage ratio), as compared to LIBOR, plus 3.75%, subject to a LIBOR floor of 2.00%, under the previous facility. The credit agreement contains standard financial covenants, including certain leverage ratios, coverage ratios, and a minimum tangible net worth requirement. Subject to certain conditions, the facility allows for a one-year extension.

“We are very pleased with the changes we were able to make to our revolving credit facility,” noted Douglas W. Vicari, Chesapeake Lodging Trust’s Executive Vice President, Chief Financial Officer, and Treasurer. “We have significantly reduced our cost of borrowing, while at the same time increased the facility size and improved the facility covenants, which will provide us greater flexibility as we manage our capital structure through the current lodging cycle.”

ABOUT CHESAPEAKE LODGING TRUST

Chesapeake Lodging Trust is a self-advised lodging real estate investment trust (REIT) focused on investments primarily in upper-upscale hotels in major business and convention markets and,

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

on a selective basis, premium select-service and extended-stay hotels in urban settings or unique locations in the United States. The Trust owns 11 hotels with an aggregate of 3,390 rooms in five states and the District of Columbia. Additional information can be found on the Trust’s website at www.chesapeakelodgingtrust.com.